SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

TradeStation Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRADESTATION GROUP, INC.

TradeStation Building

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Notice of Annual Meeting of Shareholders

to be held June 12, 2008

To Our Shareholders:

The 2008 annual meeting of shareholders of TradeStation Group, Inc. will be held on June 12, 2008, at 10:00 a.m., local time, at the Renaissance Fort Lauderdale-Plantation Hotel, 1230 South Pine Island Road, Plantation, Florida 33324, for the following purposes:

1.	To elect seven directors of the company, four of whom shall be independent directors as defined by applicable rules, to serve for a one-year term expiring in 2009;

2.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors has fixed April 16, 2008 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

If you elected to receive our annual report and proxy statement electronically over the Internet you will not receive a paper proxy card. The annual report and proxy statement are available on our website at www.tradestation.com.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to vote by electronic access, phone or mail.

By Order of the Board of Directors

/s/ Marc J. Stone
Marc J. Stone
Secretary

Plantation, Florida

April 28, 2008

TRADESTATION GROUP, INC.

TradeStation Building

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

PROXY STATEMENT

INTRODUCTION

General

This proxy statement, which, together with the accompanying proxy card, is first being mailed to our shareholders on or about April 30, 2008, and is being furnished in connection with the solicitation of proxies by our Board of Directors for use in voting at our 2008 annual meeting of shareholders, including any adjournment or postponement of the annual meeting.

We are paying the cost of this solicitation. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail, facsimile or other means by our officers or regular employees, without paying them any additional compensation or remuneration. Arrangements have also been made with brokers, dealers, banks, voting trustees and other custodians, nominees and fiduciaries to forward proxy materials and annual reports to the beneficial owners of the shares held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

A copy of our annual report for the fiscal year ended December 31, 2007 (which includes our audited financial statements for the three fiscal years ended December 31, 2007) is being mailed, or a link to an Internet web page containing such materials is being sent via email, to our shareholders together with this proxy statement. Such annual report is not, however, incorporated into this proxy statement and it is not to be deemed a part of the proxy soliciting material.

Voting Procedures

Proxies in the form enclosed, if properly executed and received in time for voting and not revoked, will be voted as directed in accordance with the instructions on the form. In voting by proxy with regard to the election of seven directors to serve until the 2009 annual meeting of shareholders, shareholders may vote in favor of all nominees or withhold their votes as to all or any specific nominees. In voting by proxy in regard to the ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm, shareholders may vote for or against or abstain from voting. Any properly executed and timely received proxy not so directing or instructing to the contrary will be voted FOR (i) each of the company’s nominees as directors and (ii) ratification of the selection of Ernst & Young LLP. Please see Proposals 1 and 2 set forth later in this proxy statement. Sending in a signed proxy will not affect a shareholder’s right to attend the meeting and vote in person, since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by, among other methods, giving notice of such revocation to the Secretary of the company, attending the annual meeting and voting in person, or by duly executing and returning a proxy bearing a later date.

We know of no other matters to be presented for action at the annual meeting other than as mentioned. However, if any other matters properly come before the annual meeting in accordance with the bylaws of the company, the holders of the proxies intend to vote in such manner as they decide in their sole discretion.

Voting Securities

At the close of business on April 16, 2008, the record date for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting, the company’s outstanding voting securities consisted of 43,704,728 shares of common stock. Holders of common stock are entitled to one vote per share.

CORPORATE GOVERNANCE

Director Independence

A majority of our Board members are independent directors, as four out of the seven members of the Board qualify as independent under the NASDAQ listing standards and the rules of the Securities and Exchange Commission (“SEC”). No director is considered independent unless the Board affirmatively determines that the director has no material relationship with the company (directly, or as a partner, shareholder or officer of an organization that has a relationship with the company) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Also, all members of the Board’s audit, compensation and nominating committees are independent directors. Members of the audit committee must (and do) meet the criteria established for audit committee service by all applicable federal and state laws, rules and regulations, and those of any agency, regulatory body or self-regulatory body (including NASDAQ) that are applicable to the company.

Code of Ethics

We have a Code of Ethics and Business Conduct that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer and principal accounting officer, and our corporate controller. You can find our Code of Ethics and Business Conduct in the “Investor Relations” section of www.tradestation.com. We will post any amendments to the Code of Ethics and Business Conduct, and any waivers that are required to be disclosed by the rules of the SEC or any other regulatory agency, on our Web site.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”), and (iv) all directors and executive officers as a group. Except as otherwise described in the footnotes below, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned(1)
Name of Beneficial Owner (1)	Shares	Restricted Shares (2)	Vested Options	Total Shares	Percent
William R. Cruz (3)	5,604,688	—	—	5,604,688	12.8%
Ralph L. Cruz (4)	5,466,468	—	—	5,466,468	12.5%
FMR LLC (5)	2,771,963	—	—	2,771,963	6.3%
Royce & Associates, LLC (6)	2,503,500	—	—	2,503,500	5.7%
Salomon Sredni	750	176,791	573,123	750,664	1.7%
Charles F. Wright (7)	247,080	—	55,666	302,746	*
T. Keith Black	170,546	26,833	34,000	231,379	*
David H. Fleischman	17,500	27,564	108,600	153,664	*
Stephen C. Richards	11,030	—	25,666	36,696	*
Michael W. Fipps (8)	750	—	25,666	26,416	*
Denise Dickins	250	—	23,666	23,916	*
Joseph Nikolson	—	42,466	23,200	65,666	*
Marc J. Stone	—	27,564	18,200	45,764	*
All executive officers and directors as a group (12 persons)(9)	11,519,062	325,697	887,787	12,732,546	29.1%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. It also includes options held by executive officers and/or directors which are exercisable within 60 days of April 16, 2008. These options are included in the column “Vested Options” above.

(2)	Restricted shares include 301,218 shares of common stock which were granted to Messrs. Sredni, Fleischman, Stone, Nikolson and Black. Of these shares, 152,439 shares granted to Mr. Sredni on February 20, 2007 vest ratably in annual increments over a five-year period and include 100% vesting acceleration upon death, disability and change in control of the company. The remaining 148,779 shares vest 50% on the third anniversary of the date of grant and 100% on the sixth anniversary and include 100% vesting acceleration upon retirement, death, disability and change in control of the company. All of the restricted shares include voting rights. If an officer’s employment terminates prior to full vesting (other than termination by reason of death or disability or following a change in control), he will automatically forfeit, and the company will reacquire, the unvested shares for no consideration.

(3)	All but 950 shares are held by two Texas limited partnerships over which William R. Cruz, whose address is 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, possesses sole voting and dispositive powers through his direct and/or indirect 100% ownership of the sole general partner of each of such limited partnerships. In both limited partnerships, William R. Cruz is the sole limited partner. The total also includes 850 shares owned by the spouse of William R. Cruz with respect to which Mr. Cruz disclaims beneficial ownership.

(4)	The shares are held by two Texas limited partnerships over which Ralph L. Cruz, whose address is 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, possesses sole voting and dispositive powers through his direct and/or indirect 100% ownership of the sole general partner of each of such limited partnerships. In one limited partnership Ralph L. Cruz is the sole limited partner and in the other Ralph L. Cruz and his spouse are the limited partners.

(5)

All information regarding FMR LLC (“FMR”) and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR and Edward C. Johnson 3rd with the SEC on February 14, 2008. FMR and Mr. Johnson maintain offices at 82 Devonshire Street, Boston, Massachusetts, 02109. FMR is a parent holding company, which through its ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, and its affiliation with Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC and Fidelity International Limited, was the beneficial owner of 2,771,963 shares, over all of which it had sole dispositive power and over 1,022,850 of which it had sole voting power. Such filing further indicated that the shares were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the company, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(6)	All information regarding Royce & Associates, LLC (“Royce”) and its affiliates is based on information disclosed in a Schedule 13G filed by Royce with the SEC on February 1, 2008. Royce maintains offices at 1414 Avenue of the Americas, New York, NY, 10019. Royce was the beneficial owner of 2,503,500 shares over all of which it had sole dispositive and voting power. Such filing further indicated that the shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(7)	Total shares include 6,500 shares held as custodian for the benefit of the sons of Charles F. Wright.

(8)	Total shares include 500 shares held by the spouse of Michael W. Fipps with respect to which Mr. Fipps disclaims beneficial ownership.

(9)	Total shares include 24,479 restricted shares held by one executive officer who is not a Named Executive Officer. See, also, other footnotes above.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the company and their respective ages and positions with the company as of the date of this proxy statement are as follows:

NAME	AGE	POSITION WITH THE COMPANY
William R. Cruz	47	Co-Chairman of the Board
Ralph L. Cruz	44	Co-Chairman of the Board
Salomon Sredni	40	Chief Executive Officer and President and Director
David H. Fleischman	62	Chief Financial Officer, Vice President of Finance and Treasurer
Marc J. Stone	47	General Counsel, Vice President of Corporate Development and Secretary
John Roberts	56	Chief Marketing Officer
Joseph Nikolson	40	Chief Growth Officer; and President, TradeStation Securities
T. Keith Black	45	Vice President of Product Development, TradeStation Technologies
Denise Dickins (1,2)	46	Director
Michael W. Fipps (1,2)	65	Director
Stephen C. Richards (2,3)	54	Director
Charles F. Wright (3)	57	Director

(1)	Member of the nominating committee of the Board.

(2)	Member of the audit committee of the Board.

(3)	Member of the compensation committee of the Board.

The directors hold office until the next annual meeting of shareholders. Executive officers serve at the discretion of the Board.

T. KEITH BLACK was appointed Vice President of Product Development for TradeStation Technologies in February 2007. Prior to that, from October 1999 through February 2007, he served as Vice President of Server Technology for TradeStation Technologies. Before joining the company, from October 1991 through October 1999, Mr. Black was a co-founder and President of Window On WallStreet, Inc., which was acquired by the company in October of 1999. Prior to founding Window On WallStreet Mr. Black served, from 1985 through October 1991, as a Senior Software Engineer or Software Consultant for various companies, including Electronic Data Systems (EDS), Micrografx, Inc., and Software AG, USA. Mr. Black received a bachelor’s degree in Computer Science from the University of North Texas in 1985.

RALPH L. CRUZ co-founded the company with his brother, William Cruz, in 1982, has been a director since that time, and served, from 1982 through February 15, 2007, first as the company’s Vice President and then as its Co-Chief Executive Officer. He was appointed Co-Chairman of the Board in 1996. Effective February 15, 2007, Mr. Cruz retired as Co-Chief Executive Officer, but continues to serve as non-executive Co-Chairman of the Board.

WILLIAM R. CRUZ co-founded the company with his brother, Ralph Cruz, in 1982, has been a director since that time, and served as the company’s Chief Executive Officer or Co-Chief Executive Officer from 1982 through February 15, 2007. Mr. Cruz was appointed Co-Chairman of the Board in 1996. Effective February 15, 2007, Mr. Cruz retired as Co-Chief Executive Officer, but continues to serve as non-executive Co-Chairman of the Board.

DENISE DICKINS joined the Board, and became a member of the audit committee and the nominating committee, in July 2005. Since August 2006 Ms. Dickins has served as an Assistant Professor of Accounting at the College of Business at East Carolina University and, from 2002 through August 2006, was an Instructor of Accounting and Auditing at Florida Atlantic University. From 1994 until August 2002, Ms. Dickins was a partner at Arthur Andersen LLP, a public accounting firm, which included serving as the partner-in-charge of its South Florida Audit Division between 1999 and 2002 and as the audit engagement partner for TradeStation Group (and its predecessor) from 1995 until 2001. Prior to becoming a partner at Arthur Andersen, Ms. Dickins was employed, beginning in August 1983, as an accountant at Arthur Andersen. Ms. Dickins is a Certified Public Accountant who has a doctoral degree in Business Administration from Florida Atlantic University and a bachelor’s of science degree in Accounting and Finance from Florida State University. Ms. Dickins has had no involvement with the company’s audits or outside auditors (other than her role as a member of the audit committee) since the company terminated its relationship with Arthur Andersen in May 2002.

MICHAEL W. FIPPS joined the Board, and became a member of the audit committee, in March 2002, and became a member of the nominating committee upon its creation in July 2005. In April 2007, Mr. Fipps became the chief financial officer of Osmotica Pharmaceutical Corp., where he had served as a consultant since August 2006. Prior to becoming the chief financial officer of Osmotica, Mr. Fipps was semi-retired for approximately ten years, working occasionally as an independent consultant, including associations with Osmotica and Endeavor Pharmaceuticals (from April 2002 to July 2003), both privately-held specialty pharmaceutical companies, and Connally and Associates (from December 1998 through April 2000), a profit recovery firm. From June 1994 to October 1997, he served as Chief Financial Officer and Senior Vice President of IVAX Corporation, then a publicly-held pharmaceutical company. Before going to IVAX, Mr. Fipps served, from 1973 to 1994, the last 10 years as Vice President-Finance and Treasurer, at Bergen Brunswig Corporation, a large wholesale distributor of prescription pharmaceuticals and other health care products. Mr. Fipps is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He has a bachelor’s of arts degree from University of North Carolina.

DAVID H. FLEISCHMAN joined the company as Chief Financial Officer, Vice President of Finance and Treasurer in February 2001. Prior to joining the company, Mr. Fleischman was engaged as a Director of Crossroads LLC, a firm that provides financial and management expertise and services to companies seeking to maximize the efficiencies and performance of their management teams. From January 1997 until September 2000, Mr. Fleischman served as Senior Vice President, Chief Financial Officer and member of the board of advisors of The SeaSpecialties Group, a company that produced products in the seafood industry. From 1992 to 1996, he served as Senior Vice President and Treasurer of The Kislak Organization – J.I. Kislak, Inc., an organization that, during those years, included the largest privately-held mortgage-banking company in the United States. From 1983 to 1992, Mr. Fleischman served as a Director, Vice President and Chief Financial Officer of the U.S. group of Berisford International plc, a publicly-held United Kingdom company. From 1969 to 1983, he held several positions with subsidiaries of Midland Bank plc, including London American Finance Corporation and Drake America Corporation. He began his career in 1967 in the audit division of a predecessor firm of Ernst & Young LLP. Mr. Fleischman has a bachelor’s of science degree in accounting from The New York Institute of Technology.

JOSEPH NIKOLSON was appointed Chief Growth Officer of the company in February 2007 and has served as President of TradeStation Securities, the company’s principal operating subsidiary, since May of 2003. He served as Chief Operating Officer of TradeStation Securities from December 2000 through April 2003 and, from January 1999 through December 2000, served in various roles, including Chief Compliance Officer, at OnlineTrading.com, the predecessor to TradeStation Securities. Mr. Nikolson also serves as a director of TradeStation Europe Limited, and as TradeStation Securities’ membership representative at the Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange, NYSE ARCA and Philadelphia Stock Exchange. From November 1996 to January 1999, Mr. Nikolson was a principal of Olde Discount Corporation where his roles included the direct sales supervision and management of registered representatives in a six-state region. From 1994 to 1996, Mr. Nikolson was a derivatives analyst with National City Bank where he was responsible for overall valuation and risk management of the bank’s interest rate swap portfolio and related holdings. Mr. Nikolson received his bachelor’s and master’s degrees in Finance from Cleveland State University, and completed post-graduate research in International Finance at Kent State University, where he also served as a Teaching Fellow in the graduate school of business.

STEPHEN C. RICHARDS joined the Board, and became a member of the audit committee and compensation committee, in August 1999. Currently retired, from April 2001 to December 2004 Mr. Richards served as the Chief Financial Officer and Chief Operating Officer (from November 2001) of McAfee, Inc. (NYSE: MFE), a provider of network security and availability solutions for e-business. From April 1996 to June 2000, he served in several different roles for E*Trade Financial Corp. (then called E*TRADE Group, Inc.) (NASDAQ GS: ETFC), an online brokerage and banking company, including Senior Vice President of Finance, Chief Financial Officer and Treasurer, Senior Vice President, Corporate Development and New Ventures, and Chief Online Trading Officer. Prior to joining E*Trade, Mr. Richards was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., then one of the nation’s largest investment banking and brokerage firms, where he was employed for more than 11 years. He is also a former Vice President/Deputy Controller of Becker Paribas, and former First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a Trustee for the UC Davis Foundation and is on the board of directors of Cray, Inc. (NASDAQ GM: CRAY), a computer hardware company, Guidance Software (NASDAQ GM: GUID), a digital software company for security and investigatory services, and BigFix, Inc., a privately-held company offering solutions to manage security and policy across globally distributed infrastructures. He received bachelor’s of arts degrees in Statistics and Economics from the University of California at Davis and an MBA in Finance from the University of California at Los Angeles. Mr. Richards is a Certified Public Accountant.

JOHN ROBERTS joined the Company in July 2007 as Chief Marketing Officer. From 2004 to 2007, Mr. Roberts served as Chief Marketing Officer and a Managing Director of the Chicago Mercantile Exchange (CME), the world’s largest financial exchange, serving as its first chief marketing officer following its initial public offering. From 1999 to 2004, Mr. Roberts was a Managing Director of Barclays Global Investors (BGI), serving as Head of Marketing and Communications from 2000 to 2004. Prior to BGI, Mr. Roberts served, from 1988 to 1999, as Senior Vice President, Marketing, of the Chicago Board Options Exchange (CBOE), where he directed worldwide business development, and helped create the Options Industry Council, a recognized leader in options education. Mr. Roberts’s other marketing positions have been with Citicorp Savings of Florida, Campbell Soup Company, and General Mills. Mr. Roberts has an MBA degree in Marketing from Amos Tuck School and a bachelor’s degree in math and economics from Dartmouth College.

SALOMON SREDNI joined the company in December 1996 as its Vice President of Operations and Chief Financial Officer and was named Treasurer and a director in July 1997. In August 1999, he was named President and Chief Operating Officer and became Chief Executive Officer and President in February 2007. Mr. Sredni also serves as a director of TradeStation Securities and TradeStation Technologies. Before joining the company, Mr. Sredni was, from August 1994 to November 1996, Vice President of Accounting and Corporate Controller at IVAX Corporation, then a publicly-held pharmaceutical company. From January 1988 to August 1994, he was with Arthur Andersen LLP, a public accounting firm. Mr. Sredni is a Certified Public Accountant, and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He has a bachelor’s degree in accounting from The Pennsylvania State University.

MARC J. STONE joined the company in May 1997 as its General Counsel, Vice President of Corporate Development, and Secretary. Mr. Stone also serves as a director of the company’s three subsidiaries, TradeStation Securities, TradeStation Technologies and TradeStation Europe Limited, and as an executive registered principal of TradeStation Securities, the company’s principal operating subsidiary. Mr. Stone also serves as TradeStation Securities’ membership representative at the New York Stock Exchange and the American Stock Exchange. From January 1993 to May 1997, Mr. Stone was a partner at the predecessor law firm of Bilzin Sumberg Baena Price & Axelrod LLP, which currently serves as the company’s regular outside counsel. Prior to that time, from 1985 to 1992, Mr. Stone was an associate with that law firm. Mr. Stone has a bachelor’s degree with concentrations in English and American Literature and in Theatre Arts and Dramatic Literature from Brown University, and received his law degree from University of California (Boalt Hall) School of Law at Berkeley. Mr. Stone is a member of the Bar of the State of New York, The Florida Bar, the American Bar Association and the New York State Bar Association.

CHARLES F. WRIGHT joined the Board in June 2001, at which time he also became a member of the compensation committee, and served as a member of the audit committee from June 2001 through July 2005. Mr. Wright is the Chairman of Fall River Group, Inc., which owns and operates a group of foundries in Wisconsin. He has been Chairman since 1984, and has been associated with Fall River Group since 1973. He is also the Chairman and a Principal of Fall River Capital, LLC, an investment advisory firm that specializes in the trading of global financial and natural resource futures. He has held these positions since 1999. Since 1997, Mr. Wright has also been Chairman and a co-owner of Quaestus & Co., Inc., a merchant banking firm located in Milwaukee, Wisconsin. From November 2001 through June 2005, he was Chairman and co-owner of Kilbourn Capital Management, Inc., which manages the Kilbourn Diversified Strategy Fund, a hedge fund of funds. From 1992 until its acquisition by Cumulus Media, Inc. in 1997, Mr. Wright served as Chairman of Caribbean Communications Company Ltd., a developer and operator of a radio network throughout the English-speaking Caribbean Islands. Mr. Wright serves on the board of directors of Goodwill Industries of Southeastern Wisconsin and Metropolitan Chicago, Second Harvest Food Bank Foundation, and Good Hope School in St. Croix, U.S. Virgin Islands. Mr. Wright is registered with the CFTC and the NFA as a Commodity Trading Advisor, and holds a master’s degree in Business Administration from Harvard University Graduate School of Business. Prior to joining the Board, Mr. Wright occasionally performed consulting services for the company, the last payments for which were made in 1999, two years before he joined the Board.

Board Meetings and Committees of the Board

The Board held eight meetings and acted by unanimous written consent in lieu of a meeting two times during the fiscal year ended December 31, 2007. The Board currently includes four nonemployee, independent members (“independent directors”) – Denise Dickins, Michael W. Fipps, Stephen C. Richards and Charles F. Wright.

Mr. Fipps, Ms. Dickins, and Mr. Richards serve on the audit committee of the Board. The audit committee’s responsibilities and other matters related to the audit committee are discussed in “Audit Committee Report” below.

Mr. Richards and Mr. Wright serve on the compensation committee of the Board. The compensation committee determines executive officers’ compensation packages and administers the company’s Incentive Stock Plan and Employee Stock Purchase Plan. The compensation committee held eight meetings during the fiscal year ended December 31, 2007. See discussion of “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” below.

Ms. Dickins and Mr. Fipps serve on the nominating committee of the Board. Both Ms. Dickins and Mr. Fipps are independent directors, as defined under Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market. The nominating committee is responsible for the identification of individuals qualified to become members of the Board, the selection of the director nominees for annual meetings of shareholders, the selection of director candidates to fill any vacancies on the Board, and related responsibilities. The nominating committee held one meeting during the fiscal year ended December 31, 2007. See discussion of “Director Nominations” below.

In 2007, except for one director’s absence from one committee meeting and another director’s absence from a different committee meeting, all Board and committee meetings had 100% attendance. All committee charters are available in the “Investor Relations” section of www.tradestation.com.

Director Nominations

The nominating committee of the Board, acting pursuant to a nominating committee charter, is responsible for the identification of individuals qualified to become members of the Board, the selection of the director nominees for annual meetings of shareholders, the selection of director candidates to fill any vacancies on the Board, and related responsibilities. Criteria to be considered by the nominating committee in identifying and evaluating nominees include experience in corporate governance, experience in, or relationships within, the company’s industry, academic or professional expertise, reputation for high moral and ethical standards, business and professional standing that will add to the Board’s stature, and business experience, skills and time availability. In addition, it is a primary objective of the nominating committee to assure that the Board and its committees satisfy the independence requirements of NASDAQ and any other applicable self-regulatory or regulatory requirements. The nominating committee will consider director candidates recommended by shareholders and will evaluate such candidates on the same basis as candidates recommended by other sources. Such recommendations may be submitted to the company, Attention: Secretary, at the company’s address set forth in this proxy statement. In order to ensure review and consideration of any shareholder’s recommendation, a recommendation should be submitted no later than the same date (December 29, 2008) as shareholder proposals are required to be submitted in order to receive consideration for inclusion in the company’s 2009 proxy material. See “SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING” below. The Secretary will present such recommendations to the nominating committee. The nominating committee will identify potential candidates through recommendations from the company’s officers, directors, shareholders and other appropriate third parties.

In 2007, the Board did not pay a fee to any third party to identify candidates. Although the company is not currently paying a fee to any third party to identify or evaluate potential nominees, the nominating committee may engage a third-party search firm in the future, which is authorized by the nominating committee charter.

Policy on Attendance of Directors at Annual Meeting of Shareholders

We encourage, but do not require, attendance of all incumbent directors and director nominees at our annual meeting of shareholders. At our 2007 annual meeting, four members of the Board were present.

Shareholder Communication with Directors

Shareholders may communicate with the Board or to specified directors by sending a letter to the Board of the company, in care of the Secretary of the company at its corporate headquarters. Any shareholder communications that are addressed to the Board or specific directors will be delivered by the Secretary of the company to the Board or such directors.

Directors’ Compensation

For the 2007-2008 term, each of our independent directors received an annual retainer of $15,000 and the chairman of the audit committee received an additional annual retainer of $10,000, paid promptly following election as a director at the 2007 annual shareholder meeting. Each director also received $1,500 per Board meeting, $1,500 per audit committee meeting and $1,000 per any other committee meeting. Other than reimbursement of out-of-pocket expenses, a director who is an employee or officer does not receive compensation of any kind for service as a director.

Historically, the Board has determined the compensation to be paid to non-employee directors based on informal comparisons to the amounts being paid to non-employee directors at other online trading companies and taking into account the size differential between us and those competitors. Going forward, the compensation committee of the Board will gather and analyze any information that it deems relevant and will make recommendations to the Board regarding non-employee director compensation for the entire Board’s approval.

Pursuant to the company’s Nonemployee Director Stock Option Plan (the “Director Plan”), each non-employee director receives options to purchase up to 75,000 shares of common stock upon initial election as a director, as determined by the Board at such time. Upon each re-election to the Board at the annual meeting of shareholders, each nonemployee director is automatically granted, on the date of re-election, additional options to purchase 7,000 shares of common stock. In 2007 and for 2008, William Cruz and Ralph Cruz have waived participation in these annual grants. Each option is granted at an exercise price equal to the fair market value of the common stock on the date of grant. Effective March 8, 2007, the board of directors authorized amendments to the Director Plan to change the definition of fair market value to the closing price of the company’s common stock on the date of grant (or the closing price on the next trading day if the company’s common stock was not traded on the date of grant). We reserved 350,000 shares of common stock for issuance under the Director Plan, subject to antidilution adjustments. Options granted have a term of five years and vest in equal installments over three years. As of December 31, 2007, options to purchase 144,000 shares were outstanding and 60,000 shares were available for issuance under the Nonemployee Director Stock Option Plan. All directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Stock options granted under the Director Plan from 2002 through 2006 contain a provision resulting in 100% acceleration of vesting if the aggregate beneficial ownership of William Cruz and Ralph Cruz falls beneath 25%. Under Rule 10b5-1 plans announced on February 21, 2008 for each of William Cruz and Ralph Cruz, the aggregate beneficial ownership of William Cruz and Ralph Cruz may fall beneath 25% as early as the quarter ending June 30, 2008 based on the sales program contemplated under each plan. If this is the case, the net additional compensation and benefits expense from this acceleration would be approximately $200,000 and $150,000 for the quarter ended June 30, 2008 and for the year ending December 31, 2008, respectively.

The following table further summarizes director compensation paid to the non-employee directors during 2007:

2007 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash($)	Option Awards ($) (1)(2)	All Other Compensation($)(3)	Total($)
William R. Cruz	27,625	—	—	27,625
Ralph L. Cruz	27,625	—	—	27,625
Denise Dickins	37,500	59,527	—	97,027
Michael W. Fipps	51,250	36,780	—	88,030
Stephen C. Richards	45,000	36,780	—	81,780
Charles F. Wright	34,000	36,780	—	70,780

(1)	The following table summarizes the number of outstanding option awards held by each director at December 31, 2007:

Director Name	Outstanding Option Awards at 12/31/07
William R. Cruz	—
Ralph L. Cruz	—
Denise Dickins	39,000
Michael W. Fipps	35,000
Stephen C. Richards	35,000
Charles F. Wright	65,000

Of the 65,000 outstanding option awards held by Mr. Wright, 30,000 were granted to him in October 1999, prior to his becoming a director, for work performed under a consulting agreement.

(2)	The amounts set forth in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment. The amounts include $6,966 of compensation expense recognized by the Company in 2007 with respect to the annual option grants to acquire 7,000 shares issued to each director in June 2007, and any additional amounts represent compensation expense recognized in 2007 with respect to prior year option grants. The full grant date fair value of the 2007 options grant ($35,707) is determined by multiplying the number of options granted by $5.1010, the fair value per share. Assumptions used in the calculation of these amounts are included in Note 9, Stock Based Compensation, to the audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	The value of any perquisites and other personal benefits received by each director was de minimis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers (as defined under the Exchange Act) and directors, and persons who own more than ten percent of a registered class of a company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Our officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to us and our understanding that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were satisfied except that Joseph Nikolson, Marc J. Stone, David H. Fleischman and Salomon Sredni each filed a Form 4 on January 29, 2007 relating to a stock option grant made on January 19, 2007.

Transactions With Related Persons

No director or executive officer of the company, and no immediate family member of any director or executive officer of the company, has a direct or indirect material interest in any transaction since January 1, 2007 in which the company or any of its subsidiaries was a participant, and no such transaction is currently proposed. The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the audit committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $10,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ and executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their households (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must promptly notify the company’s general counsel and the chairman of the audit committee prior to engaging in the proposed transaction and must provide all material details of the proposed transaction and his or her interest in the transaction. The audit committee will consider any proposed related party transaction at its next meeting. The audit committee may authorize the transaction only if the audit committee determines that the transaction is fair to, and in the best interests of, the company at the time of its authorization. The transaction must be approved in good faith by a majority of the disinterested directors on the audit committee.

Audit Committee Report

The audit committee of the Board consists of three non-employee directors, Michael W. Fipps (Chairman), Stephen C. Richards and Denise Dickins. The audit committee operates under a written charter, which is reviewed each year. The amended and restated charter (as of February 13, 2008) has been included as Exhibit “A” to this proxy statement and is available in the “Investor Relations” section of www.tradestation.com. The Board has determined that all three members of the audit committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K. We believe that the audit committee’s current member composition satisfies the rules of NASDAQ that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Marketplace Rule 4200(a)(15). The audit committee held twelve meetings in 2007.

The audit committee monitors and oversees the company’s financial reporting process on behalf of the Board, reviews the independence of its independent registered public accounting firm and is responsible for authorizing or approving the engagement of its independent registered public accounting firm for both audit services and permitted non-auditing services, the scope of audit and non-audit assignments, related fees, the accounting principles used in financial reporting, internal financial auditing procedures, the adequacy of the internal control procedures, critical accounting policies, and the overall quality of the company’s financial reporting.

Management is responsible for the company’s financial statements, systems of internal control and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and performing an audit of the effectiveness of internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board, and to issue reports thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the audit committee’s charter. In this context, the audit committee discussed with Ernst & Young LLP the results of its audit of the company’s financial statements and its audit of the effectiveness of internal control over financial reporting for the year ended December 31, 2007.

Specifically, the audit committee has reviewed and discussed with the company’s management the audited financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. In addition, the audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended, and any other matters required to be discussed under generally accepted auditing standards. These discussions included the scope of the independent registered public accounting firm’s responsibilities, significant accounting adjustments, any disagreement with management and a discussion of the quality (not just the acceptability) of accounting principles, reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and the audit committee discussed with the independent registered public accounting firm that firm’s independence from the company and its management. During fiscal year 2007, the company retained its current independent registered public accounting firm, Ernst & Young LLP, for the audit of the fiscal year 2007 financial statements, the audit of the effectiveness of internal control over financial reporting, and the reviews of the company’s 2007 quarterly reports on Form 10-Q.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Michael W. Fipps, Chairman

Stephen C. Richards

Denise Dickins

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Background

We have, since the initial public offering of our predecessor company in 1997, worked hard to ensure that our executive compensation philosophy, culture and practices are reasonable, not excessive, and consistent with the interests of our shareholders. It is worth noting that our Co-Chairmen of the Board and former Co-CEOs (having served as Co-CEOs from 1997 through February 14, 2007), William Cruz and Ralph Cruz, have, through their family limited partnerships, collectively been the company’s largest shareholder since its inception. The Cruzes, as the largest beneficial owners of the company’s outstanding shares of capital stock, have consistently recommended executive compensation policy and practices that they believed would best benefit the shareholders of the company. On February 15, 2007, each of the Cruzes retired from their day-to-day roles and Salomon Sredni, our President and Chief Operating Officer since 1999, was promoted to CEO. The Cruzes continue to serve as Co-Chairmen of the Board, in a non-executive capacity. Mr. Sredni’s compensation package for his new role is discussed below.

The company believes that, over the years, total compensation for its executives has been competitive and that it has been able to acquire and retain through its compensation practices highly-qualified persons to compose its executive management team. The company remains committed to the creation and implementation of executive compensation plans, programs and awards that strike a balance which effectively rewards and “incentivizes” performance, and attracts and retains valuable services, but is not excessive or focused in a manner that is unrelated to enhancing the executive’s performance or otherwise not in the best interests of the company’s shareholders. We believe that striking this balance effectively is the best manner to enhance the company’s value through our executive management team.

Compensation Committee and Compensation Committee Charter

The compensation committee was created by the Board to assist the Board in fulfilling its responsibilities relating to employee compensation/benefit/equity plans (such as our Incentive Stock Plan and Employee Stock Purchase Plan) generally, and all executive officer compensation plans, packages and programs (whether individual or collective). The compensation committee consists, and has consisted, of two non-employee, independent directors of the Board. The independence of these two directors meets the definition and requirements for that status of both the SEC, for publicly-traded companies, and The NASDAQ Global Select Market, for NASDAQ-listed companies. The two members of the compensation committee are Stephen Richards and Charles Wright, with Mr. Wright as Chairman. Mr. Richards has been a member of the compensation committee since 1999 and Mr. Wright has been a member since 2001. The compensation committee held eight meetings in 2007 and held four meetings in the first quarter of 2008. We believe that it is important, in seeking to achieve the best overall results for the company regarding its employee compensation plans and executive compensation plans and programs, that the compensation committee consist solely of non-employee, independent directors, as defined by the SEC and NASDAQ, and meet and discuss relevant issues as often as reasonably required each year. With respect to 2008 year-end compensation decisions as well as decisions relating to 2009 compensation packages, the compensation committee has already adopted and provided to management a formal schedule that addresses what information the compensation committee will want to review and when that information must be provided and sets deadlines for different stages of the decision-making process. All executive compensation is ultimately determined solely by the compensation committee or pursuant to written plans, procedures or authorizations formally adopted or recommended by it, except that compensation of the CEO, once approved and recommended by the compensation committee, must also be unanimously ratified by the Board.

The compensation committee charter, the current form of which was adopted by the Board July 20, 2005 (and last amended by the Board March 10, 2008) and has been included as Exhibit “B” to this proxy statement, sets forth the purpose of the committee, its responsibilities and duties regarding employee plan adoption and administration and executive officer compensation evaluation and determination, disclosure and reporting, use of outside advisers and other resources, and requirements regarding meetings and procedures. Responsibilities and duties of the committee for employee plans (such as the company’s incentive stock plan and employee stock purchase plan) include preparation, review and recommendation to the Board of plans and amendments, administration of the plans and, in consultation with the CEO, approval of formulaic and/or discretionary equity-based awards pursuant to equity compensation plans. With respect to executive officer compensation generally, responsibilities and duties include annual evaluation of the CEO, annual evaluation of all other executive officers with the expectation that the CEO will take primary responsibility for evaluating all other executive officers and reporting his opinions to the committee, determination and approval of all executive officer compensation, including perquisites and any special benefits, for the CEO (subject to ratification by the Board) and, in consultation with the CEO, for the other executive officers, establishment and review of performance objectives and company goals related to executive compensation, and review and approval of executive officer employment, severance, change-in-control or similar agreements.

The charter also requires the committee to prepare annually a Compensation Committee Report on executive compensation that the rules of the SEC require be included in the company’s Annual Report on Form 10-K and/or annual proxy statement. In addition, the committee has the responsibility to assist, as requested by the company’s executive officers, with the preparation of any other disclosure of executive compensation required by the rules of the SEC to be included in the company’s Annual Report on Form 10-K and/or proxy statement including, but not limited to, this compensation discussion and analysis. In connection with that responsibility, the committee is to review and discuss this discussion and analysis with the company’s executive officers and, as appropriate, other senior management and, based on such review and discussion, determine whether to recommend to the Board that it be included in the Company’s Annual Report on Form 10-K and/or proxy statement. The committee is required to review the charter annually and recommend to the Board any modifications it deems appropriate.

General Compensation Philosophy

We believe that an experienced, high-quality senior management team is critical to our success. Our executive officers are not only experienced and highly-qualified in what they do, but most have been in a senior role with the company for many years. Our non-executive Co-Chairmen, William and Ralph Cruz, are the company’s founders and served as its chief executives for over 25 years. The company’s CEO, Salomon Sredni, has been part of senior management for over 11 years (including serving as President and Chief Operating Officer for over eight years before being promoted to CEO in February 2007), and our Chief Financial Officer, David Fleischman, has held that position for over seven years. Our General Counsel, Marc Stone, has held that position, and served as our Vice President of Corporate Development and Secretary, for 11 years, and Joseph Nikolson, who assumed the added role of Chief Growth Officer of TradeStation Group in February 2007, has been the President or Chief Operating Officer of the company’s principal operating subsidiary, TradeStation Securities, for 8 years, and continues to serve as its President. T. Keith Black, who was promoted in February 2007 to the executive office of Vice President of Product Development of the company’s technologies subsidiary, has been with us for over eight years. Our newest executive, John Roberts, joined to be our Chief Marketing Officer in July 2007, and has over 30 years experience in marketing, most of it in the brokerage industry. We believe this length of experience with the company, and generally, enables the development of a deeper knowledge of our products, services, operations and business goals, fosters better teamwork and, we believe, produces higher-quality, more-efficient results.

Based on these beliefs and circumstances surrounding the company’s executive management team, the compensation committee’s approach to executive compensation is to develop, offer and implement programs and packages that enable the company to retain its executive management, create incentives for executive management to continue to perform at high levels and help produce increasingly-positive overall results, and to attract highly-qualified new members to the executive management team if, as and when needed. Within this strategy, the compensation committee considers it essential to the vitality of the company to maintain levels of compensation opportunity that are competitive with companies, as appropriate, in our industry and/or geographic region, taking into account relative market capitalizations and other relevant measurements when viewing the compensation approaches used, and overall amounts paid, by such companies. Overall, the compensation committee’s goal with executive compensation is to maintain and enhance the company’s value and to align each executive’s interests with those of the shareholders in a manner that is reasonable and appropriate in light of the executive’s roles and responsibilities within the company.

The compensation committee has, historically, sought to meet these goals by offering executives a combination of base salary, potential annual cash bonus compensation, and, other than with respect to the former Co-CEOs, long-term incentive compensation in the form of stock options and, more recently, restricted stock awards. Annual cash bonuses and stock-based awards have generally been, through 2007, discretionary, at least in part, based upon a consideration of factors that include an evaluation of both individual and company success and performance. Historically, through 2007, the committee has determined the allocation of cash-based versus equity-based compensation based on recommendations received from the former Co-CEOs and current CEO, and discussion of those recommendations, as opposed to using any particular method, formula or criteria. In 2008, we have moved towards a more formula-based approach to executive compensation. A more detailed discussion of those three compensation elements, and how 2008 will compare to 2007 and prior years, is set forth in separate sections below.

The committee does not believe in, and has not ever authorized or ratified, perquisites of any material nature outside of health insurance, 401(k) plan contribution matching and similar benefits which are generally offered to all employees. For example, the company does not provide executives with automobiles, chauffeurs, private planes, primary or other residences, country club memberships or similar perquisites, as both the compensation committee and company senior management believe that such perquisites, at least in the context of the company’s business, do not provide benefits that justify their costs. In determining final executive compensation for 2007 and formulating compensation plans for 2008, the compensation committee considered several factors in seeking to meet the compensation philosophy and goals outlined above and to create appropriate incentives in connection with the elevation of Mr. Sredni to CEO, and our hiring of a chief marketing officer and realignment of our senior management structure, to lead the company through its next phase and to seek continued growth of the company’s business, revenues and net income.

Historically, as a small, growth company, executive compensation has generally (and, the committee believes, properly) been below the median total compensation of the company’s peer group or market segment in which it competes for business, which has consisted mostly of larger, more-established companies. This was addressed, in part, by the use of stock-based awards as long-term compensation to provide incentives to help improve share value and to motivate the executives to remain with the company. The committee, for both 2007 and 2008 compensation, has taken into account the company’s current size, maturity and standing in its peer group or market (it remains small compared to nearly all of its publicly-traded competitors), the value of what remains of previously-issued, unexercised long-term compensation awards, and the requirement that began in 2006 to expense certain stock-based grants that previously were not required to be expensed.

The company’s policies and procedures regarding executive compensation and employee compensation plans that are described in this compensation discussion and analysis are summarized broadly in the compensation committee charter (which is summarized above, and, in its most-recently-amended form, has been included as Exhibit “B” to this proxy statement and is available in the “Investor Relations” section of www.tradestation.com) and in more detail in a written policies and procedures document adopted by the compensation committee.

How Executive Performance is Evaluated for Compensation Purposes

As a general matter, in addition to company earnings per share and other company financial results, each executive’s performance is evaluated based upon his performance of responsibilities specific to his role(s) and position(s) with the company. These more executive-specific evaluations are important in determining the portions of any awards that are discretionary, such as increases in base salary, and all or a portion of annual cash bonuses and long-term compensation opportunities.

In 2007, for Mr. Sredni, who as CEO and President for nearly the whole year (all but the first 45 days) of the parent company, had overall, general responsibility for setting our business goals and executing results, company financial performance was the major factor evaluated. For 2008, Mr. Sredni’s compensation will continue to be tied closely to the company’s financial performance.

Our other four NEOs, David Fleischman, Chief Financial Officer, Vice President of Finance and Treasurer, Marc Stone, General Counsel, Vice President of Corporate Development and Secretary, Joseph Nikolson, Chief Growth Officer of the company (as of February 15, 2007) and President of TradeStation Securities, the company’s principal operating subsidiary, and T. Keith Black, Vice President of Product Development of our technology subsidiary, have very different roles and responsibilities. To the extent the award of any compensation component is based on subjective evaluation of individual performance, Mr. Fleischman’s has been and will be evaluated, in large part, based upon his performance relating to financial reporting, the effectiveness, evaluation and testing of internal controls, preparation of budgets and business outlooks, and otherwise as chief financial officer of the Company. Mr. Stone’s individual performance has been and will be evaluated, in large part, based upon his performance relating to securities law, broker-dealer, futures commission merchant and exchange member compliance in non-operational areas, oversight of policies and procedures for corporate governance, oversight of third-party business relationships, all dispute resolution processes and regulatory inquiries and actions, and, as Vice President of Corporate Development, the exploration and analysis of potential acquisition and other strategic partner relationships and alternatives for the company, as well as important third-party transactions and relationships generally. Mr. Nikolson’s individual performance has been and will be evaluated, in large part, based upon his performance as the chief executive of the company’s principal operating subsidiary, TradeStation Securities, including the execution of its business goals, and, as Chief Growth Officer of the company, the exploration and analysis of potential acquisition and other strategic partner relationships and alternatives for the company, and other growth opportunities. Mr. Black’s individual performance has been and will be evaluated, in large part, based upon his overall management of our product development team, and the quality and timing of new product, service and enhancement releases.

All four of these executives also participate with the CEO in discussions and meetings to help develop and refine strategic initiatives and other high-level decisions concerning the company and its business. For 2007, 100% of each of these four NEOs’ annual cash bonus and long-term, equity-based awards were based upon the subjective evaluation of the CEO or former Co-CEOs. In 2008, 80% of the annual cash bonus and 100% of the long-term, equity-based awards were or will be based on a formula calculation, as described in detail in separate sections below.

Participation of Executives in Compensation Process

No executive has participated or participates directly in the process of determining compensation of executives except, with respect to 2007, for the Cruzes, as former Co-CEOs (prior to February 15, 2007), and Mr. Sredni (as President prior to February 15, 2007 and as CEO as of February 15, 2007). Pursuant to the compensation committee charter, the CEO assumes primary responsibility for evaluating the performance of the other executives and making a report and compensation recommendations to the committee (prior to February 15, 2007, the President, at the request of the former Co-CEOs, also participated in the evaluation with respect to the other executives). For 2007, prior to February 15, the former Co-CEOs (and the President, at the request of the former Co-CEOs), and thereafter Mr. Sredni as CEO, also advised the committee of their recommendations regarding the types of compensation components that should be awarded, and how those awards should be determined and the respective amounts thereof, and what types of company-wide compensation plans, such as annual stock option and/or restricted stock grants, should be implemented and what formulas or other criteria should be used to determine each award. The Cruzes also made recommendations regarding Mr. Sredni’s 2007 compensation package in connection with his promotion to CEO. With respect to written compensation plan and governance documents that directly or may indirectly affect compensation, such as the compensation committee charter, Incentive Stock Plan and Employee Stock Purchase Plan, compensation and related-party transaction policies and procedures, and analyses of peer group or other competitive market surveys or data, other executives may participate in the preparation of proposed documents or written analyses of relevant information for consideration by the committee.

Benchmarks – Peer Group and Market Comparisons for Total Compensation

The compensation committee considers it important to maintain levels of compensation opportunity that are competitive with companies in its industry and geographic region (which, for these purposes, it deems to be the region known as South Florida). With respect to its peer group, the company’s “Standard Industrial Classification” or “SIC” (a system created by the U.S. Census Bureau and used by the SEC to classify companies by industry) is “6211” (Security Brokers, Dealers & Flotation Companies). Companies within SIC 6211 that conduct online or electronic trading services and that the company believes may compete with it for similar types of executive or other senior employees include Charles Schwab, Interactive Brokers Group, Investment Technology Group, Knight Capital Group, OptionsXpress Holdings and TD Ameritrade. Also, E*Trade Financial, which is not within SIC 6211, falls within that group with respect to its online trading business units. With respect to the South Florida region, publicly-traded companies within the company’s market capitalization range (determined as of December 31, 2007), which is considered by the company to be a range of $400 million to $1.3 billion, include Avatar, BankAtlantic, Bank United, Bristol West, Elizabeth Arden, Heico Corp., MasTec, National Beverage Company, Noven Pharmaceuticals, Spherion, Technical Olympic, Ultimate Software, Vector Group, Watsco and World Fuel. With respect to the “SIC 6211” group and E*Trade, the company’s market capitalization is substantially smaller. When compared to the “SIC 6211” group and E*Trade, and other publicly-traded companies in our geographic region, we believe that our executive compensation packages are, after viewing all relevant facts and circumstances, competitive, not excessive, and will attract and retain highly-qualified persons.

Base Salaries

Base salary levels for the company’s executive officers are designed to be consistent with competitive practice and level of responsibility. The compensation committee’s strategy in general is to provide a competitive salary for each executive officer with such salary increasing based on overall individual performance of primary responsibilities, the company’s operating results and overall financial performance, increases or other changes in responsibility (if applicable), tenure with the Company, overall years of experience and competitive markets.

In 2007, the committee believed it appropriate, in connection with Mr. Sredni’s promotion to CEO and the new important responsibilities which that included, to raise his annual base salary to $500,000 per annum (from $355,000 in 2006). For Mr. Nikolson, the committee believed that an increase in annual base salary from $250,000 to $300,000 was appropriate in light of his added responsibilities as Chief Growth Officer, and Mr. Stone and Mr. Fleischman’s base salaries were each raised from $250,000 to $280,000 to reflect added executive responsibilities as a result of the Cruzes’ departure and Mr. Sredni’s promotion. For Mr. Black, the committee believed that an increase in annual base salary from $250,000 to $265,000 was appropriate in light of his promotion to overall responsibility for product development.

For 2008, based upon market conditions at the end of 2007, principally decreases and expected future decreases in the federal funds target rate of interest, which directly affects our interest income (which is a material part of our net revenues), Mr. Sredni recommended, and the committee approved, a 3% increase in base salary (compared to a 6% increase in 2007 before giving effect to the increases specifically arising from the Cruzes’ departure) for all executive officers, including the CEO, CFO and other NEOs. Currently, Messrs. Sredni, Fleischman, Nikolson, Stone and Black have 2008 base salaries of $515,000, $288,400, $309,000, $288,400 and $272,950, respectively.

Annual Bonus Compensation

The compensation committee established an incentive cash bonus compensation program for certain executive officers of the company for the 2005, 2004 and 2003 fiscal years. Under the program, an executive officer was eligible to earn an annual bonus as determined by, and at the discretion of, the compensation committee, based upon a variety of factors, including company performance as measured against an internal incentive budget, increases in performance year over year, and individual accomplishments. See “SUMMARY COMPENSATION TABLE” below with respect to 2005. For 2006, the then Co-Chairmen and Co-CEOs, William and Ralph Cruz, and President and then Chief Operating Officer, Salomon Sredni, were eligible to earn a cash bonus of up to 50% of their respective base salaries based upon the amount, if any, that the company’s 2006 earnings per share exceeded its 2005 earnings per share. For all other executive officers, bonus compensation for 2006 was awarded in the discretion of the compensation committee, based upon a variety of factors, including the company’s financial performance in 2006 as compared to 2005 and each executive’s overall performance and individual accomplishments during 2006; no specific targets, formulas or methods of measurement were used. For 2007, Mr. Sredni’s annual bonus was determined by the same criteria (comparing 2007 earnings per share to 2006’s) and the other executives’ bonuses were awarded in a subjective, discretionary manner, based upon a variety of factors, including the company’s financial performance in 2007 as compared to 2006, and each executive’s overall performance and individual accomplishments during 2007; again, no specific targets, formulas or measurement methods were used for the other executives.

For 2008, the compensation committee decided, after taking into consideration Mr. Sredni’s ideas and proposals, and a report by Mr. Sredni to the compensation committee concerning informal input he received from two compensation consultants with whom he had spoken at the compensation committee’s request, that the Company’s executive cash bonus compensation plan would be as follows:

For all “Section 16” officers other than the Chief Executive Officer, 80% of the potential cash bonus will be based on company 2008 financial performance (which will have thresholds of “acceptable,” “very good” and “exceptional”), and 20% will be discretionary, based upon the Chief Executive Officer’s subjective evaluation of each officer’s individual 2008 performance (also as “acceptable,” “very good” or “exceptional”). For the CEO, 100% of the potential cash bonus will be based on company 2008 financial performance. The plan shall provide no company-performance-based or discretionary bonus if both 2008 company and individual performance are deemed no more than “acceptable,” sets a target of 30% of the officer’s 2008 base salary if 2008 company and individual performance are both deemed to be at least “very good,” and sets an amount that is 150% of that target (or 45% of the officer’s 2008 base salary) if both 2008 company and individual performance are deemed “exceptional.” With respect to company performance measurements, the officer can earn a percentage of the target, on a prorated basis, if the company performance is between the “acceptable” and “very good” levels, and, if the target is exceeded, can earn a percentage of the “exceptional” amount, on a prorated basis, if the company performance is between “very good” and “exceptional.” The subjective discretionary portion is not prorated.

The financial performance measurements that will be used to determine 100% of the potential bonus of the CEO and 80% of the potential bonus of the other officers (the “Formula Bonus”) are the same for all officers, including the CEO. Two separate 2008 financial performance measurements will be used to determine the Formula Bonus, which will be considered independently and will each account, separately, for up to half the amount (if any) of the Formula Bonus. The two 2008 financial performance measurements are (i) the percentage, if any, by which the company’s 2008 brokerage commissions and fees (the largest component of the company’s net revenues) exceeds 2007 brokerage commissions and fees, with a 25% increase deemed “acceptable,” a 30% increase deemed “very good,” and a 35% increase deemed “exceptional,” and (ii) the company’s 2008 earnings per share (diluted), with 72 cents deemed “acceptable,” 78 cents deemed “very good,” and 90 cents deemed “exceptional.” Also, in determining earnings per share (diluted) for this purpose, adjustments will be made, as necessary, to remove the effects of any increase or decrease in the federal funds target rate of interest (which directly affects the interest income component of the company’s net revenues) that is different than the interest rate assumptions the company used and disclosed in its 2008 full year Business Outlook, which was published in the company’s February 19, 2008 earnings press release and a Current Report on Form 8-K filed with the Securities and Exchange Commission on that date. No other adjustments will be made in calculating earnings per share (diluted) for this purpose.

With respect to officers other than the CEO (to which the following statement is irrelevant), qualifying for the Formula Bonus in whole or in part does not entitle any officer to any part of the discretionary portion of the bonus, and failure to qualify for any part of the Formula Bonus does not preclude any officer from receiving the maximum or any part of the discretionary portion. With respect to the discretionary portion, the CEO will, as mentioned above, classify, based on his subjective evaluation, 2008 performance of each officer as meeting one of three levels: “acceptable,” “very good,” or “exceptional.” No discretionary portion shall be earned by any officer whose performance is classified as “acceptable,” an amount equal to 6% (i.e., 30% of 20%) of the officer’s 2008 base salary will be paid if the officer’s 2008 performance is classified as “very good,” and 9% (i.e., 45% of 20%) of the officer’s 2008 base salary will be paid if the officer’s 2008 performance is classified as “exceptional.” The CEO’s subjective evaluations and recommendations regarding the other officers’ discretionary portion of the bonus shall be presented to the compensation committee for final approval. In combining the Formula Bonus and the discretionary portion, the maximum amount of any cash bonus that may be earned under the plan is 45% of the officer’s 2008 base salary.

To the extent a bonus award is based (in whole or in part) upon an objective measurement or other objective criteria relating to company financial performance or other specific performance items or goals, the compensation committee reserves the right to grant a higher or lower bonus award than the measurement or criteria or other accomplishment produces based on any facts or circumstances the committee believes justifies such action, such as specific individual accomplishments or disappointments during the year.

Long-Term Incentive Compensation

The compensation committee believes that the use of equity-based, long-term compensation plans directly links executive officers’ interests to enhancing the company’s value and increases the likelihood the company will retain the executive’s services. Since the company’s initial public offering in 1997, stock options, and, more recently, restricted stock awards, have been an integral part of the company’s executive compensation program in order to align the interests of the executive officers with the interests of the company’s shareholders and help ensure retention of the executive’s services. Stock option compensation is intended to bear a direct relationship to corporate performance in that, over the long term, share price appreciation depends, theoretically, upon corporate performance, and without share price appreciation the stock options are of no value to the option holder. Restricted stock awards, which are the issuance to the executive of company shares of common stock full rights to which, like stock options, vest over time with the unvested portions reverting to the company when the executive leaves his or her employment, also aligns the executive interests with those of the shareholders and increases the likelihood the executive will be motivated to remain with the company to achieve additional vesting, as those shares, once vested, have value even if the stock price does not increase.

Beginning in 2007, restricted stock awards and stock option grants have been generally provided to executive officers as a part of their initial compensation package upon becoming an employee of the company, and/or upon being promoted, at levels commensurate with their experience and responsibility. In addition, beginning in 2007, both restricted stock awards and stock options are considered at least annually by the compensation committee for all executive officers as part of company-wide grants (the company’s policies and procedures with respect to stock-based grants is discussed in a separate section below).

The company awarded stock options pursuant to its incentive stock plan to executive officers of the company (other than the Cruzes) in January 2008 (for 2007 performance), January 2007 (for 2006 performance) and January 2006 (for 2005 performance), as described in “Executive Compensation Tables - SUMMARY COMPENSATION TABLE” and “OPTION GRANTS IN 2007 FISCAL YEAR.” While the Cruzes never received equity-based awards, the substantial shareholdings of their affiliated family partnerships (approximately 29% of the company’s issued and outstanding common stock as of December 31, 2007) clearly aligned their interests with the interests of company shareholders during their tenures as Co-CEOs.

In connection with Mr. Sredni’s promotion to CEO in February 2007 (and separate from the 50,000 stock options he received in January 2007 as a reward for 2006 performance), the committee granted Mr. Sredni 152,439 restricted shares of company common stock pursuant to our incentive stock plan. This number was determined by dividing $2,000,000 by the closing price of the company’s common stock on The NASDAQ Stock Market on February 20, 2007, which was $13.12. This was the first time that the company had issued an equity-based award to an employee other than a stock option. The committee believed that it was important, given the change in the CEO position from Co-CEOs who were majority shareholders, to a CEO who was not, to create a substantial equity-based incentive, closer to share ownership, for the new CEO, to better align his interests with the interests of the company’s shareholders. In addition, the committee considered that granting a stock option award of equal value from Mr. Sredni’s perspective would result in a higher expense for the company. The committee believed that the $2,000,000 initial value for the restricted stock was high enough to create appropriate alignment with shareholder interests and sufficiently low to create a large incentive to Mr. Sredni to try to grow the company’s revenues and net income and increase its market value. This restricted stock award will vest ratably over a five-year period, 20 percent on each anniversary of the date of issuance. Vesting will accelerate 100% for death, disability and change in control. Any unvested shares at the time of termination of employment will automatically be forfeited and reacquired by the company for no consideration.

In July 2007, Mr. Sredni proposed, and the committee approved, the grant of restricted stock awards to the other NEOs of 13,927 shares to each of Messrs. Fleischman, Stone and Black, and 27,855 shares to Mr. Nikolson. This number was determined by dividing $150,000 and $300,000, respectively, by the closing price of the company’s common stock on The NASDAQ Stock Market on July 27, 2007, the date of the grant, which was $10.77. As with the restricted stock award grant to Mr. Sredni earlier in the year, the committee (and Mr. Sredni) believed that it was important, given the management succession from the Cruzes to Mr. Sredni and the increased responsibilities of senior management that succession entailed, to create a substantial equity-based incentive, closer to share ownership, for the executives to better align their interests with the interests of the company’s shareholders and improve the likelihood of retention of their services. For these restricted stock awards to the other NEOs, vesting is 50% at the third anniversary of the date of grant, with 100% vesting at the sixth anniversary, and accelerated 100% vesting upon death, disability, retirement and change in control.

In 2008, in furtherance of the objectives articulated in the preceding paragraphs, the committee approved a formulaic plan for the grant to executives of annual equity-based awards as follows: Each executive’s 2008 grant, including the CEO’s, was, in total, of a value equal to 90% of the executive’s 2008 base salary, with 60% of that value in the form of a restricted stock award and 40% of that value in the form of stock options. The date of grant, as set forth in the committee’s written compensation policies and procedures, was the third Friday in January (January 18, in 2008) and, pursuant to our incentive stock plan, the number of shares covered by each award was determined by the closing price of our common stock on that third Friday in January (January 18), which was $11.42. The restricted stock awards were determined by dividing 54% (60% of 90%) of the executives’ respective 2008 base salaries ($278,100, $166,860, $155,736, $155,736 and $147,393 for Messrs. Sredni, Nikolson, Fleischman, Stone and Black, respectively), by $11.42, resulting in restricted stock grants to Messrs. Sredni, Nikolson, Fleischman, Stone and Black of 24,352, 14,611, 13,637, 13,637 and 12,906, respectively. The stock option grants created the right to purchase a number of shares of common stock of the company equal to 36% (40% of 90%) of the executives’ respective 2008 base salaries ($185,400 for Mr. Sredni, $111,240 for Mr. Nikolson, $103,824 for Mr. Fleischman and Mr. Stone, and $98,262 for Mr. Black), divided by 63% of the $11.42 closing price of the company's common stock on January 18 (which, pursuant to the company’s recent historical estimates, approximated an estimated fair value of the options over their estimated lives equal to those respective dollar amounts), resulting in stock option grants to Messrs. Sredni, Nikolson, Fleischman, Stone and Black covering 25,769, 15,461, 14,430, 14,430 and 13,657 shares, respectively. All of these stock options were issued pursuant to the Company’s incentive stock plan at exercise prices equal to the closing price of the Company’s common stock on January 18 ($11.42), will vest 20% on each anniversary of the date of grant (with 100% acceleration of vesting upon retirement, death, disability and change in control of the company), and will expire ten years from the date of grant.

Certain stock options granted prior to February 2007 to the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Growth Officer (each NEOs) contain a provision resulting in 100% acceleration of vesting if the aggregate beneficial ownership of William Cruz and Ralph Cruz falls beneath 25%. Under Rule 10b5-1 plans recently announced on February 21, 2008 for each of William Cruz and Ralph Cruz, the aggregate beneficial ownership of William Cruz and Ralph Cruz may fall beneath 25% as early as the quarter ending June 30, 2008 based on the sales program contemplated under each plan. If this is the case, the net additional compensation and benefits expense from this acceleration would be approximately $1.2 million and $834,000 for the quarter ending June 30, 2008 and for the year ending December 31, 2008, respectively. Of this amount, the expense associated with the Company’s Chief Executive Officer would be approximately $753,000 and $528,000 for the quarter ending June 30, 2008 and for the year ending December 31, 2008, respectively.

With respect to our executive officers, we believe that the value of outstanding vested and unvested stock options and restricted stock awards creates adequate long-term performance incentives and a meaningful stake in our business so that their interests are aligned, to a reasonable extent, with the interests of the company’s shareholders.

Employment Agreements

Generally, the company does not favor committing to a fixed term of employment (and the typically-related severance obligation if the company decides to terminate the employment before the fixed term) for any of its executives, or any other senior officers of the company. Exceptions are usually considered in connection with merger or other business acquisitions by the company, where committing to a fixed term (with a severance obligation) with certain executives of the acquiree is customary or otherwise reasonably required to ensure transition and employee morale of the acquired company. We believe we need to evaluate this philosophy about fixed-term employment agreements on a periodic basis in light of market factors and other facts and circumstances that appear or develop over time. We do currently use three types of written agreements relating to employment of executives: one, “management continuity agreements” (which may also be described as change-in-control agreements), discussed below, which apply currently to three executives; two, “agreements regarding employment” (which contain restrictive covenants and agreements relating to confidential information and non-competition), discussed below, which all company employees, including executives, are required to sign as a condition to employment; and three, standard corporate indemnity agreements, which are offered, in the same form and content, to all executive officers and directors.

Management Continuity Agreements (Change-in-Control Agreements)

In December 2005, the Company entered into a management continuity agreement with three of its executive officers – David Fleischman, Marc Stone and Joseph Nikolson. Each management continuity agreement provides for potential severance payments during the 100-day period following a change in control, as that term is defined in the agreement, in an amount equal to up to two years of the executive’s annual cash compensation and health insurance premiums (currently, in the aggregate for these three executive officers, approximately $2.1 million, which represents approximately $677,000 for Mr. Fleischman, approximately $684,000 for Mr. Stone, and approximately $727,000 for Mr. Nikolson). The severance payments are to be made following the change in control provided that the executive continues his employment for the 90-day period following the change in control and is not, prior to the end of such 90-day period, terminated for cause and does not resign without good reason (as those terms are discussed in more detail in the agreements). The management continuity agreements do not commit the company to retain any executive’s services for any fixed period of time, and do not provide for severance payments unless the company undergoes a change in control. The compensation committee’s rationale for providing these agreements to these three executives is that it believes them to be in the best interests of the company and its shareholders to assure that the company will have the continued dedication of these executives through the transition period, should there be a change in control, and that it is imperative to diminish the distraction of these executives by virtue of the personal uncertainties that would arise should there be a change in control (as the positions held by these three executives are often, if not typically, considered redundant after a change in control). Overall, the committee has determined that these management continuity agreements are consistent with the types of agreements offered by other companies in the company’s peer group and are important retention tools for these three executives.

Agreements Regarding Employment (Non-Disclosure/Non-Solicitation/Non-Competition)

Virtually all employees, including all executive officers, have entered into agreements with the company which contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such employees from competing with the company during their employment with us and for a period of two years thereafter. If, after leaving the company’s employ, any employee is presented with an offer of employment or other opportunity that is competitive with the company’s business prior to the end of the two-year non-compete period, and the company exercises its contractual right not to waive the non-compete restriction, the company is required to pay the employee an amount equal to one-half the employee’s cash compensation over the remainder of the two-year period as additional, specific consideration for the non-compete. The company believes it is important to the protection of its intellectual property and confidential information and know-how that each employee, including each executive, sign this agreement as a condition to employment, and that the payment for the non-compete is both fair in those circumstances and, in our view, supports the enforceability of the non-compete. The company believes that its non-compete agreement is consistent with those implemented by companies that have products or services focused on valuable, proprietary software technology.

Stock Option Grants and Restricted Stock Awards

Pursuant to our incentive stock plan, officers, employees and non-employee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units. Stock options and restricted stock awards (granted beginning in 2007) are the only types of awards that have ever been issued under the plan. As of December 31, 2007, 5,094,936 shares have been issued pursuant to options exercised under the plan, 245,870 shares have been issued pursuant to restricted stock awards, options to purchase 2,697,102 shares were outstanding, and 4,185,478 shares remained available for issuance of future awards.

As described earlier, this plan is administered by the compensation committee, which is authorized to determine, among other things, the employees to whom, and the times at which, options, restricted stock and other awards are to be granted, the number of shares subject to each option or restricted stock award, the applicable vesting schedule, and, for options, the exercise price (provided that, for incentive stock options, the exercise price shall not be less than 100% of the fair market value of the common stock on the date of grant). Fair market value is defined as the closing price on the date of grant or the closing price on the next trading day if the company’s common stock was not traded on the date of grant. The committee also determines the treatment to be afforded with respect to awards held by a participant in the plan in the event of termination of employment for any reason, including death, disability or retirement, or if there is a change in control. All outstanding options and restricted stock awards granted to Messrs. Sredni, Nikolson, Fleischman and Stone and Black vest automatically upon retirement (except for the 152,439 shares granted to Mr. Sredni on February 20, 2007), death, disability or a change in control (except that Mr. Black’s vest in the circumstance of a change in control only if he is terminated within a year following the change in control). For all other employees, accelerated vesting of all unvested options will occur if the company undergoes a change in control and the optionee’s employment is terminated by the company (or its successor) without cause within one year following the change in control. Under the plan, the maximum term of an incentive stock option is ten years and the maximum term of a nonqualified stock option is fifteen years. With respect to restricted stock awards, subject to a limited exception, no vesting may occur until at least the second anniversary of the date of grant if vesting is not based on a performance formula.

The compensation committee may delegate to the CEO the authority to grant options under the incentive stock plan to employees (other than officers) of the company identified by the CEO. No such authority is currently delegated to the CEO, and there is no plan to delegate such authority at any later date. The Board has the power to amend the incentive stock plan from time to time. Shareholder approval of a material amendment is generally required.

Pursuant to the company’s written compensation policies and procedures, which formalize many of the practices that have been used by the company over the years, stock-based grants may be made within one of the following six categories: (1) company-wide annual grants to reward performance for the year ended and to create additional performance incentive for future years; (2) the hiring of a senior, professional or similar type of employee (such as an officer, department head or experienced product development employee); (3) a promotion to a senior position that would normally receive options upon hiring; (4) to key executives and other employees of another company in connection with the acquisition by us of such other company; (5) to a consultant who or which will provide special or follow-up services to the company as part of a larger transaction involving that consultant or that consultant’s affiliate(s), or to consultants engaged from time to time to perform valuable services to the company; and (6) special circumstances, meaning a grant that does not fall into any of the five categories described, but which the compensation committee determines would be in the best interests of the company.

Annual grants, beginning with the annual grant that followed the end of the 2006 year, are granted on the third Friday of the January immediately following the year end. Hiring and promotion grants, or grants to consultants not made as part of a larger transaction, are to be made on the date of hire or promotion, or engagement, if the grant has been approved by the compensation committee prior to the hire, promotion or engagement date. If compensation committee approval has not been obtained on or prior to the hire, promotion or engagement date, the grant will be submitted to the compensation committee for approval at a meeting held the same day as the Board and audit committee meetings which are generally held the day prior to the company’s quarterly earnings release (and which, generally, are all scheduled the prior year). Grants made in connection with an acquisition or other transaction are to be made the date of closing or other consummation of the acquisition or transaction (unless the terms of the acquisition or other transaction specify a later date). All of the foregoing grants are considered by the company to be “predetermined date grants,” as certain fixed and objective dates or events are determined, in advance, to be the grant date, without discretion to choose a different date at or near the time of the grant. All other grants (that is, grants that are not predetermined date grants) are to be granted the date approved by the compensation committee, except none of such other grants are to be made at a time the company is in possession of material, non-public information (positive or negative). If such a grant is approved at a time that material non-public information exists, the date of grant will be the second trading day following the release of such material, non-public information.

Annual grants to non-executive employees, as has been the case historically, are generally determined by a pre-set formula that determines the number of options granted based upon salary level or supervisory level (from a minimum of zero options to a fixed maximum number determined each year by the committee) and employment performance rating for the year (which determines whether the employee receives the minimum or maximum number or some number in-between). The compensation committee, at the suggestion or recommendation of the CEO, has the authority to approve individual annual grants that deviate from the formula made by the CEO, but such deviations have typically been minor. The terms of all other grants are at the discretion of the committee and are usually determined based on recommendations from the CEO.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan, also called our ESPP, provides for the issuance of a maximum of 500,000 shares of common stock pursuant to the exercise of nontransferable options granted to participating employees. The ESPP is administered by the compensation committee. The ESPP, given its size (in the aggregate and per employee, per plan period), is generally viewed as a plan geared more to non-executive employees (although executives may participate). We believe the ESPP is an effective way to motivate the employees’ long-term performance and to align their interests to a reasonable extent with the interests of the company’s shareholders.

All employees whose customary employment is more than 20 hours per week and more than five months in any calendar year and who have completed at least three months of employment are eligible to participate in the ESPP. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock, and the nonemployee directors, may not participate in the ESPP. To participate in the ESPP, an employee must authorize us in advance to deduct an amount (not less than one percent or more than ten percent of a participant’s total cash compensation) from his or her pay during six-month periods (each, a “Plan Period”). The maximum number of shares of common stock an employee may purchase in any Plan Period is 500 shares.

Through December 31, 2005, the per share exercise price for the option for each Plan Period was 85% of the lower of the market price of the common stock on the first and last business day of the Plan Period. Effective with the offering period beginning January 3, 2006, the ESPP was amended so that the per share exercise price for the options for each Plan Period is equal to 85% of the market price of the Company’s common stock on the exercise date (i.e., the last day of the six-month Plan Period). If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions is refunded. An employee’s rights under the ESPP terminate upon his or her voluntary withdrawal from the ESPP or upon termination of employment. The first Plan Period (giving effect to the assumption of the predecessor company’s plan) began January 1, 1998. During the years ended December 31, 2007, 2006 and 2005, 10,775, 18,206 and 25,832, shares, respectively, of common stock were issued under the plan at average prices of $9.91, $11.24 and $6.60, respectively. As of December 31, 2007, there were 224,864 shares available for issuance under the ESPP.

The Board has the power to amend or terminate the ESPP. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the ESPP’s status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws, or by NASDAQ Marketplace Rule 4350(i).

Benefit Programs

We offer basic health, welfare and retirement programs to all employees. The benefit programs for executives are the same that are available to all regular, full-time employees of the company. The benefit programs include medical, life and accidental death and dismemberment insurance, an employee assistance program, and flexible spending accounts. Dental, vision, short-term and long-term disability, and dependent and premium health insurance alternatives are also offered, but are not paid for by the company.

We also have a defined contribution retirement plan which complies with Section 401(k) of the Internal Revenue Code. All employees with at least three months of continuous service are eligible to participate and may contribute up to 60% of their compensation, subject to the annual limit set by the Internal Revenue Service. Company contributions, if any, are vested 20% for each year of service. For the years ended December 31, 2007, 2006 and 2005, company contributions accrued under this plan were approximately $482,000, $294,000 and $253,000, respectively.

Compensation Committee Interlocks and Insider Participation

We formed the compensation committee of the Board in December 2000, at which time two independent directors were appointed as members. During 2007, Stephen C. Richards and Charles F. Wright, both of whom are independent directors, served on the compensation committee. The compensation (including salaries, bonuses, stock awards and stock options) of the company’s executive officers for 2007 was determined by the compensation committee. No member of the compensation committee was an officer or employee of the company during 2007, was formerly an officer of the company, or was a party to any transaction with the company since the beginning of 2007, or is a party to any currently proposed transaction with the company, requiring disclosure under Item 404 of Regulation S-K.

Compensation Committee Report

The compensation committee is composed entirely of “independent directors” as determined by the board of directors in accordance with the listing standards of the NASDAQ Stock Market.

The board of directors has adopted a written compensation committee charter, which is reviewed each year. The charter, in its most-recently-amended form (as of March 10, 2008), has been included as Exhibit “B” to this proxy statement and is available in the “Investor Relations” section of www.tradestation.com.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions referred to above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board.

Charles F. Wright, Chairman

Stephen C. Richards

Executive Compensation Tables

The following tables provide information about executive compensation.

2007 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to all compensation paid or earned for services rendered to us in the three years ended December 31, 2007 by our Named Executive Officers. We did not have a pension plan or a long-term incentive plan, and had not granted any stock appreciation rights as of December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William R. Cruz	2007	26,900	—	—	—	321	27,221
Former Co-Chief	2006	304,500	91,350	—	—	9,085	404,935
Executive Officer	2005	290,000	75,000	—	—	8,693	373,693
Ralph L. Cruz	2007	26,900	—	—	—	321	27,221
Former Co-Chief	2006	304,500	91,350	—	—	9,085	404,935
Executive Officer	2005	290,000	75,000	—	—	8,693	373,693
Salomon Sredni	2007	483,650	50,000	344,828	477,930	15,182	1,371,590
Chief Executive Officer and	2006	355,000	106,500	—	409,996	21,769	893,265
President	2005	338,000	125,000	—	321,664	18,694	803,358
David H. Fleischman	2007	277,500	40,000	10,807	98,472	9,247	436,026
Chief Financial Officer,	2006	250,000	80,000	—	66,090	9,085	405,175
Vice President of Finance	2005	238,000	75,000	—	66,544	8,693	388,237
and Treasurer
Joseph Nikolson	2007	295,000	40,000	21,614	100,940	9,247	466,801
Chief Executive Officer and	2006	250,000	80,000	—	63,378	8,805	402,183
President, TradeStation	2005	224,208	60,000	—	54,511	8,134	346,853
Securities
T. Keith Black	2007	264,375	25,000	10,807	141,285	7,951	449,418
Vice President of Product	2006	248,958	35,000	—	60,723	7,466	352,147
Development, Trade	2005	223,958	30,000	—	41,555	7,491	303,004
Station Technologies
Marc J. Stone	2007	277,500	40,000	10,807	95,000	9,247	432,554
Vice President of Corporate	2006	250,000	80,000	—	55,983	9,085	395,068
Development, General	2005	225,000	60,000	—	51,211	8,693	344,904
Counsel and Secretary

(1)	Represents bonus earned during the year but paid in subsequent year.

(2)	For 2007and 2006, the amounts set forth in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006 in accordance with SFAS 123 (revised 2004), Share-Based Payment. For 2005, the amounts set forth in this column represent the dollar amount recognized on a pro forma basis as if the company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Assumptions used in the calculation of these amounts are included in Note 9, Stock Based Compensation, to the audited consolidated financial statements included in our Form 10-K for the fiscal years ended December 31, 2007 and 2006. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	All other compensation includes 401(k) plan company matching contributions on behalf of the Named Executive Officer earned during the year but paid in the subsequent year and benefits paid for health insurance during 2007. For Salomon Sredni, all other compensation also includes amounts paid for a business club membership and related events.

2007 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the options and restricted shares that were granted and issued during the fiscal year ended December 31, 2007 (some of which related to 2006 performance) to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares Of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($ / Sh)(3)	Grant Date Fair Value of Stock And Option Awards ($)(4)
William R. Cruz	—	—	—	NA	—
Ralph L. Cruz	—	—	—	NA	—
Salomon Sredni	1/19/2007	—	50,000	12.43	393,796
	2/20/2007	152,439	—	NA	2,000,000
David H. Fleischman	1/19/2007	—	10,000	12.43	78,759
	2/20/2007	—	10,000	13.12	82,957
	7/27/2007	13,927	—	NA	149,994
Joseph Nikolson	1/19/2007	—	10,000	12.43	78,759
	2/20/2007	—	10,000	13.12	82,957
	7/27/2007	27,855	—	NA	299,998
T. Keith Black	1/19/2007	—	10,000	12.43	78,759
	2/20/2007	—	30,000	13.12	248,868
	7/27/2007	13,927	—	NA	149,994
Marc J. Stone	1/19/2007	—	10,000	12.43	78,759
	2/20/2007	—	10,000	13.12	82,957
	7/27/2007	13,927	—	NA	149,994

(1)	These restricted stock awards were granted under our incentive stock plan. The restricted stock granted to Mr. Sredni on February 20, 2007 vests ratably in annual increments over a five-year period and vests 100% upon death, disability or a change in control of the company. The restricted stock awards granted on July 27, 2007 vest 50% on the third anniversary of the date of grant and 100% on the sixth anniversary and vests 100% upon retirement, death, disability and change in control of the company. All of the restricted shares include voting rights. If an officer’s employment terminates prior to full vesting (other than termination by reason of death or disability or following a change in control or, in some cases, retirement), he will automatically forfeit, and the company will reacquire, the unvested shares for no consideration.

(2)	These options were granted under our incentive stock plan and vest and become exercisable ratably, subject to acceleration of vesting under certain circumstances, on an annual basis over five years, beginning on the first anniversary of the date of grant, and have a term of ten years from the grant date.

(3)	All options were granted at “fair market value” defined as the closing price of the company’s common stock on the date of grant or the closing price on the next trading date if shares were not traded on the date of grant.

(4)	The grant date fair values of the 2007 option grants were determined by multiplying the number of options granted by a fair value per share of $7.8759 and $8.2956 for the awards granted on January 19, 2007 and February 20, 2007, respectively.

Assumptions used in the calculation of fair value per share are included in Note 9, Stock Based Compensation, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The grant date fair values of the 2007 restricted stock awards were determined by multiplying the number of restricted shares granted by a fair value per share of $13.12 and $10.77 for the awards granted on February 20, 2007 and July 27, 2007, respectively. The fair values per share of the restricted stock were the closing prices of the company’s common stock on the date of grant or the closing price on the next trading date if shares were not traded on the date of grant.

In January 2008, options to purchase an aggregate of 99,208 shares of common stock and 93,754 restricted shares of common stock were granted and issued to six executive officers for performance during the 2007 fiscal year. The options and restricted shares were granted and issued under the incentive stock plan. The options vest ratably over five years and the restricted shares vest 50% at the third anniversary of the date of issuance and the balance vest at the sixth anniversary. Vesting of the options and restricted shares accelerates 100% in the event of the officer’s death or disability, or following a change in control, and, with respect to the restricted shares only, also upon retirement.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2007.

	Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
William R. Cruz	—	—	—	—	—	—	—
Ralph L. Cruz	—	—	—	—	—	—	—
Salomon Sredni	1999	100,000	—	8.57	5/05/2009	—	—
	2000	60,000	—	6.63	1/16/2010	—	—
	2001	60,000	—	2.13	1/03/2011	—	—
	2002	73,123	—	1.47	1/28/2012	—	—
	2002	30,000	—	1.39	12/24/2012	—	—
	2003	160,000	40,000	9.03	12/30/2013	—	—
	2005	40,000	60,000	7.11	1/03/2015	—	—
	2006	10,000	40,000	15.54	1/13/2016	—	—
	2007	—	50,000	12.43	1/19/2017	—	—
	2007	—	—	—	—	152,439	2,166,045	(3)

	Total	533,123	190,000			152,439	2,166,045

David H. Fleischman	2001	15,000	—	3.07	2/01/2011	—	—
	2002	40,000	—	1.47	1/28/2012	—	—
	2002	20,000	—	1.39	12/24/2012	—	—
	2003	16,000	4,000	9.03	12/30/2013	—	—
	2005	6,400	9,600	7.11	1/03/2015	—	—
	2006	2,000	8,000	15.54	1/13/2016	—	—
	2007	—	10,000	12.43	1/19/2017	—	—
	2007	—	10,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	197,903	(4)

	Total	99,400	41,600			13,927	197,903

Joseph Nikolson	2002	4,000	—	1.39	12/24/2012	—	—
	2003	8,000	4,000	9.03	12/30/2013	—	—
	2005	—	9,600	7.11	1/03/2015	—	—
	2006	2,000	8,000	15.54	1/13/2016	—	—
	2007	—	10,000	12.43	1/19/2017	—	—
	2007	—	10,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	27,855	395,820	(4)

	Total	14,000	41,600			27,855	395,820

	Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
T. Keith Black	2002	3,000	—	1.39	12/24/2012	—	—
	2003	15,000	5,000	9.03	12/30/2013	—	—
	2005	—	12,000	7.11	1/03/2015	—	—
	2006	2,000	8,000	15.54	1/13/2016	—	—
	2007	—	10,000	12.43	1/19/2017	—	—
	2007	—	30,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	197,903	(4)

	Total	20,000	65,000			13,927	197,903

Marc J. Stone	2002	3,000	—	1.39	12/24/2012	—	—
	2003	4,000	4,000	9.03	12/30/2013	—	—
	2005	—	9,600	7.11	1/03/2015	—	—
	2006	2,000	8,000	15.54	1/13/2016	—	—
	2007	—	10,000	12.43	1/19/2017	—	—
	2007	—	10,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	197,903	(4)

	Total	9,000	41,600			13,927	197,903

(1)	These options were granted under our incentive stock plan and vest and become exercisable ratably, subject to acceleration of vesting under certain circumstances, on an annual basis over five years, beginning on the first anniversary of the date of grant, and have a term of ten years from the grant date.

(2)	Market value is based on the $14.21 closing price of TradeStation Group common stock on December 31, 2007.

(3)	On February 20, 2007, Mr. Sredni was granted a restricted stock award of 152,439 shares, which vest ratably over a five-year period, 20% on each anniversary of the date of grant.

(4)	These restricted stock grants were made on July 27, 2007 and they vest 50% on the third anniversary of the date of grant, with 100% vesting on the sixth anniversary of the date of grant.

2007 OPTION EXERCISES AND STOCK VESTED

The following table summarizes the options exercised by the Named Executive Officers during the fiscal year ended December 31, 2007.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)(1)
William R. Cruz	—	—
Ralph L. Cruz	—	—
Salomon Sredni	—	—
David H. Fleischman	—	—
T. Keith Black	23,898	219,310
Marc J. Stone	18,200	164,164
Joseph Nikolson	13,200	136,184

(1)	Amount represents the excess of the market value of the shares acquired upon exercise at exercise over the aggregate exercise price for such shares.

Proposal 1

ELECTION OF DIRECTORS

Seven directors, which will constitute the entire Board, are to be elected at the annual meeting to hold office until the annual meeting of shareholders next succeeding their election and until their respective successors are elected and qualified or as otherwise provided in the bylaws of the company.

The Board has designated the persons listed below to be nominees for election as directors. Each of the nominees is currently serving as a director of the company and each has consented to being named in the proxy statement and to serve if elected. The company has no reason to believe that any of the nominees will be unavailable for election. However, should any nominee become unavailable, the Board may designate a substitute nominee or authorize a lower number of directors. Each proxy will be voted for the election to the Board of all of the Board’s nominees unless authority is withheld to vote for all or any of those nominees.

Name	Director Since
Ralph L. Cruz	1982
William R. Cruz	1982
Denise Dickins	2005
Michael W. Fipps	2002
Stephen C. Richards	1999
Salomon Sredni	1997
Charles F. Wright	2001

For biographical and other information (including their principal occupation for at least the past five years) regarding all of the nominees, see “DIRECTORS AND EXECUTIVE OFFICERS.”

Required Vote

The nominees for directors who receive a plurality of the votes cast by the holders of outstanding shares of common stock entitled to vote at the annual meeting will be elected. Abstentions (withheld authority) and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director.

The Board recommends a vote FOR the election of each of the nominees listed above.

The company has been advised that each of William R. Cruz and Ralph L. Cruz and their respective family limited partnerships intend to vote their respective shares in favor of all of the director nominees.

Proposal 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board authorized the engagement of Ernst & Young LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. That decision was made after requesting and receiving proposals from six independent registered public accounting firms (including Ernst & Young LLP) and receiving formal presentations from three of those firms (including Ernst & Young LLP). Ernst & Young LLP will serve at the pleasure of the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting in order to have the opportunity to make a statement, if such representative desires to do so, and to be available to respond to appropriate questions.

The audit committee is committed to ensuring the independence of its independent auditor. All engagements of Ernst & Young LLP by the company are pre-approved by the audit committee. During the company’s 2007 and 2006 fiscal years, Ernst & Young LLP performed services for the company for fees and expenses as follows:

		2007	2006
1.	Audit Fees (1)	$615,328	$740,039
2.	Audit-Related Fees (2)	2,900	—
3.	Tax Fees (3)	—	5,252
4.	All Other Fees	—	—

(1)	Audit fees consisted of services rendered for the audits of TradeStation Group and its subsidiaries’ annual consolidated and separate financial statements, the audit of the effectiveness of internal control over financial reporting, quarterly reviews of TradeStation Group’s interim financial statements, consents, and reviews of documents filed with the Securities and Exchange Commission and the statutory audit of TradeStation Europe Limited.

(2)	Audit-related fees consisted of accounting consultations relating to company projects.

(3)	Tax fees consisted of international tax advice.

Shareholder approval of the company’s independent registered public accounting firm is not required under Florida law. We are submitting the audit committee’s selection of Ernst & Young LLP to the company’s shareholders for ratification in order to determine whether the shareholders generally approve of the company’s independent registered public accounting firm. If selection of Ernst & Young LLP is not ratified by the shareholders, the audit committee will reconsider its selection.

Required Vote

The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting which cast a vote on Proposal 2 is necessary for the ratification of the selection of the independent registered public accounting firm.

The Board recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.

The company has been advised that each of William R. Cruz and Ralph L. Cruz and their respective family limited partnerships intend to vote their respective shares in favor of ratification of the selection of the independent registered public accounting firm.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2009 annual meeting of shareholders must be submitted to the Secretary of the company, at the principal executive offices of the company, TradeStation Building, 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, no later than December 29, 2008 in order to receive consideration for inclusion in the company’s 2009 proxy materials. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

The persons named as proxies for the 2009 annual meeting of shareholders will generally have discretionary authority to vote on any matter presented by a shareholder for action at that meeting. Generally, in the event that the company receives notice of a shareholder proposal no later than the close of business on the sixtieth (60th) day, and no earlier than the close of business on the ninetieth (90th) day, prior to the first anniversary of the date of the preceding year’s annual meeting, then, as long as the company includes in its proxy statement for the 2009 annual meeting of shareholders advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to, and except to the extent limited by, the rules of the SEC governing shareholder proposals.

HOUSEHOLDING

“Householding” means that we may deliver a single set of proxy materials to households with multiple shareholders provided that certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our Proxy Statement and annual report at your request if you are a shareholder who is in a household that participates in the householding of our proxy materials. In addition, you may request that we deliver separate copies in the future. In either case, you may send your request to the Secretary of the company, at the principal executive offices of the company, TradeStation Building, 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, or by calling our investor relations department at (954) 652-7000. If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact us in the same manner.

OTHER MATTERS

EACH PERSON SOLICITED MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (WITH EXHIBITS) FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO THE ATTENTION OF THE SECRETARY OF THE COMPANY, AT THE COMPANY’S EXECUTIVE OFFICES LOCATED AT TRADESTATION BUILDING, 8050 S.W. 10TH STREET, SUITE 4000, PLANTATION, FLORIDA 33324.

Exhibit “A”

Amended and Restated

Audit Committee Charter for the Audit Committee of the Board of Directors

of TradeStation Group, Inc. (the “Company”)

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and seek the approval of the board of directors to any amendments or restatements required or recommended. The committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company (other than for board or board committee service, consistent with Rule 10A-3 under the Securities Exchange Act of 1934, as amended) and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of NASDAQ listing standards. All committee members must be able to read and understand fundamental financial statements, and at least one member must be a “financial expert,” as defined by SEC rules or regulations. The committee may, to the full extent permitted by applicable law and regulation, form and delegate authority to subcommittees when it deems appropriate and in the best interests of the Company.

Purpose

The audit committee shall provide assistance to the board of directors in fulfilling the board’s oversight responsibility to the shareholders, potential shareholders, the investment community, and others, relating to: the integrity of the Company’s financial statements; the accounting and financial reporting processes; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditors' qualifications, independence and performance; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, independent auditors, the internal auditors, and management of the Company.

In discharging its role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

The Company shall provide for appropriate funding as determined by the committee for payment of compensation to the independent auditors and any advisers employed by the committee and for payment of ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

Duties and Responsibilities

The primary responsibility of the audit committee is to oversee the Company’s accounting and financial reporting processes on behalf of the board and report the results of its activities to the board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and, with the assistance of its independent auditors, for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting, and for taking, or recommending that the board of directors take, appropriate action to oversee the independence of the independent auditors. The independent auditors shall report directly to the committee. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law, rule or regulation. The committee may delegate authority for pre-approval of non-audit related services on a preliminary basis to a member of the audit committee. The decisions of any audit committee member to whom preliminary pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting for final approval.

At least annually, the committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•

Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No.1, to assess the auditors’ independence.

The committee shall evaluate the adequacy of the independent auditors’ quality control procedures and its compliance with such procedures. The committee shall also review and evaluate the senior members of the independent auditors’ team and consider whether the lead audit partner or the audit firm should be rotated (in addition to the rotation of the lead audit partner as required by law) so as to assure continuing auditors’ independence. The committee shall actively discuss with the independent auditors any relationships or services that may impact the objectivity and independence of the independent auditors. The committee shall obtain the opinion of management of the independent auditors’ performance.

The committee shall set clear hiring policies for employees or former employees of the independent auditors that meet SEC rules and regulations and NASDAQ listing standards.

The committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the annual internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

The committee shall, in conjunction with management, periodically review the effectiveness of the Company's internal control over financial reporting and the Company’s disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such internal control or controls and procedures, material weaknesses in such internal control or controls and procedures and any corrective actions taken with regard to any such deficiencies or weaknesses. In addition, the committee shall review management’s assertion on its assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year and the independent auditors’ report on the effectiveness of internal control over financial reporting as of the end of the fiscal year.

The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

The committee shall discuss periodically with management, the internal auditors, and the independent auditors issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the committee. The committee shall review with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required by Statement on Auditing Standards No. 61.

The committee shall receive regular reports from the independent auditors on the critical policies and practices of the Company and judgments made in connection with the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and any significant changes in the Company’s selection or application of accounting principles.

The committee shall discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

The committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information.

The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including its judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall review and discuss with management all certifications required by SEC rules and regulations to accompany the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The committee shall receive any attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The committee shall approve and recommend to the Board for adoption written policies and procedures concerning the identification, review, approval and ratification of related-party transactions (the “Related Party Transaction Policies and Procedures”). The committee shall review and approve or ratify related-party transactions as directed by, or otherwise set forth in, the Related Party Transaction Policies and Procedures (including those required to be disclosed under Item 404 of Regulation S-K) and as directed under NASDAQ-listing requirements.

The committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC rules and regulations.

Procedures

The committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter, but not less than quarterly. A majority of members of the committee shall constitute a quorum. The action of a majority of members at a meeting at which a quorum is present will be the action of the committee. In lieu of a meeting, the committee may also act by unanimous written consent. The committee shall designate a person (who need not be a member of the committee) to keep minutes of its meetings. The minutes shall be retained by the Secretary of the Company.

Last Amended: March 10, 2008.

Exhibit “B”

CHARTER

OF

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

OF

TRADESTATION GROUP, INC.,

a Florida corporation (the “Company”)

I.	PURPOSE

The primary purpose of the Compensation Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibilities relating to (a) employee compensation, benefit and equity plans and (b) executive officer compensation components, packages, plans and programs, with the general goal of attracting and retaining highly-qualified and effective executive management and seeking to increase overall employee performance in a manner consistent with the best interests of the Company’s shareholders. Consistent with this purpose, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

II.	RESPONSIBILITIES AND DUTIES

The Committee shall primarily further its purpose through the carrying out of the following responsibilities and duties:

Document Review

To review this Charter at least annually and recommend any changes to the Board for approval, and to adopt and implement such formal, written policies as it deems appropriate in fulfilling the purpose and performing the responsibilities set forth in this Charter.

Plan Administration

1.	Prepare, review, approve and recommend to the Board for approval and adoption all employee compensation, benefit, incentive and equity-based plans and executive officer compensation plans and programs and other compensation programs (collectively, “Plans”), subject, if applicable, to shareholder approval.

2.	Administer and adopt procedures with respect to the Plans, including the Company’s defined benefit and defined contribution plans, to the extent (if any) provided in those Plans.

3.	Recommend new Plans, major Plan amendments or Plan terminations when appropriate.

4.	In consultation with the Chief Executive Officer (the “CEO”), adopt policies and procedures with respect to, and approve, grants of equity-based awards under the Company’s equity-based Plans, including, without limitation, participants, type of awards and number of units covered by each award; provided that, notwithstanding the foregoing, any grants to the CEO shall be approved by the Committee without consulting with the CEO. The Committee may delegate to the CEO the authority to make grants to employees of the Company other than executive officers under such equity-based Plans as the Committee deems appropriate and in accordance with the terms of such Plans.

5.	Approve all decisions regarding the modifications of terms or conditions of any award or award agreement regarding equity compensation.

Executive Officer Compensation Matters

1.	Evaluate and assess the performance of the CEO on an annual basis, using such performance metrics or formulas and/or discretionary authority as may be adopted and implemented by the Committee annually or on other periodic bases.

2.	Review the performance evaluations of executive officers (other than the CEO) on an annual basis, using such performance metrics or formulas and/or discretionary authority as may be adopted and implemented by the Committee annually or on other periodic bases. It is recognized that, subject to oversight by the Board and the Committee, the CEO has primary responsibility for evaluating the performance of other executive officers.

3.	Determine and approve base salaries, annual incentive compensation and/or awards (equity and/or cash), long-term incentive compensation and/or awards and any other forms of compensation and awards and perquisites or other special benefit items for the CEO (subject to ratification thereof by the other non-employee, independent directors of the Board) and, in consultation with the CEO, for other executive officers, on an annual basis, using such performance metrics or formulas and/or discretionary authority as may be adopted and implemented by the Committee annually or on other periodic bases. The CEO shall not be present during voting or deliberations of the Committee regarding compensation of the CEO.

4.	Establish performance objectives for executive officers under the Company’s incentive compensation plans and determine the attainment of such performance objectives.

5.	Annually determine, review and approve corporate goals and objectives relevant to CEO’s and other executive officers’ compensation, evaluate the CEO’s and other

6.	executive officers’ compensation in light of those goals and objectives, and set the CEO's and other executive officers’ compensation levels based on this evaluation.

7.	Review and approve any employment agreements, severance arrangements and change in control and similar agreements/provisions for executive officers, and any amendments, supplements or waivers to such agreements or arrangements, in each case, as, when and if deemed necessary or advisable.

8.	Retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or other executive officer compensation, including the authority to approve the consultant’s fee, and to obtain advice and assistance from internal or outside legal, accounting or other advisors.

9.	Review other forms of compensation, benefits, and incentives for executive officers and recommend changes in and new forms of compensation, benefits or incentives to the Board when appropriate and when necessary to keep executive compensation competitive and equitable.

Disclosure and Reporting

1.	Prepare annually the Compensation Committee Report on executive compensation that the rules of the Securities and Exchange Commission (“SEC”) require to be included in the Company’s Annual Report on Form 10-K and/or annual proxy statement. In addition, the Committee shall assist, as requested by the Company’s executive officers, with the preparation of any other disclosure of executive compensation required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K and/or proxy statement including, but not limited to, the Company’s compensation discussion and analysis (“CD&A”) in compliance with Item 402(b) of Regulation S-K, as amended, promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Review and discuss the CD&A with the Company’s executive officers and, as appropriate, other senior management and, based on such review and discussion, determine whether to recommend that the CD&A be included in the Company’s Annual Report on Form 10-K and/or proxy statement. The CD&A shall discuss, among other things, the compensation awarded to, earned by, or paid to the named executive officers described in the applicable Annual Report on Form 10-K and/or proxy statement and shall explain all material elements of the Company’s compensation of such named executive officers. In addition, the CD&A shall describe: (a) the objectives of the Company’s compensation programs; (b) what the compensation program is designed to reward; (c) each element of compensation; (d) why the Company chooses to pay each element; (e) how the Company determines the amount (and, where applicable, the formula) of or for each element; and (f) how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

3.

Report at least annually to the Board its activities during the past year. This report shall discuss any specific actions the Committee has taken as well as the Committee’s plans for the coming year and a review of any recommendations or issues that arise with respect to the Company’s compensation and benefit policies, executive officer compensation and any other matters that the Committee deems appropriate or is requested to be included by the Board. Additionally, during the year, as appropriate, the Committee shall report significant matters and findings to the Board.

III.	OUTSIDE ADVISORS

The Committee shall have the authority, without seeking Board approval, to retain any outside counsel, accountants, compensation consultants and/or other experts or advisors whose assistance the Committee deems necessary for the carrying out of its responsibilities and duties, including, without limitation, in the evaluation of CEO and other executive officer compensation and, in discharging its oversight responsibilities, investigating any matter brought to its attention. The Committee shall also have the authority to determine and set the appropriate compensation for such advisors. In addition to, or in lieu of, the use of such advisors, the Committee may obtain, access and utilize such available resources, such as executive compensation databases, surveys and similar resources, as it deems helpful or appropriate to identify and analyze the Company’s peer group or other relevant comparative analysis benchmarks relating to executive compensation, the Plans and any other matters the Committee deems appropriate.

IV.	COMPOSITION

The Committee shall be comprised of at least two (2) directors, all of whom shall be independent in accordance with the The NASDAQ Marketplace Rules and shall satisfy any other standards of independence under applicable federal securities and tax laws and rules (including being qualified as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) and all other requirements of the Plans that the Committee administers. The members of the Committee shall be appointed at least annually by the Board and may be removed by the Board at any time. The Board shall designate a Chairperson of the Committee from among its members. The vote of a majority of the members of the Committee shall be the act of the Committee.

V.	MEETINGS AND PROCEDURES

The Committee shall meet at least one time annually or more frequently as circumstances dictate or as it determines necessary to carry out its responsibilities under this Charter. As part of its responsibility to foster open communication, the Committee shall meet at least annually, and may meet more often, with or without senior management (or specified members of senior management) in separate executive sessions to discuss any matters that the Committee (or any of senior management) believe should be discussed privately. The Committee shall have the authority to delegate certain of its duties and responsibilities to subcommittees or members of the Committee including, without limitation, the Chairperson of the Committee. The Committee may also meet with, and solicit and consider the opinions or assistance of, other independent, non-employee directors of the Company prior to making final decisions.

Members of the Committee may participate in a meeting by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence at such a meeting. In lieu of a formal meeting, the Committee may act by a unanimous written consent which shall memorialize an informal meeting or discussions pursuant to which all material terms of the subject action(s) described in the consent were agreed upon by all Committee members on the date noted in the consent. The Committee shall designate a person (who need not be a member of the Committee) to keep minutes of its meetings. The minutes and any unanimous written consent shall be submitted to the Company’s Secretary and retained in the Company’s minute book. Subject to the Company’s Articles of Incorporation and Bylaws, as amended from time to time, and this Charter, the Committee may fix its own rules and procedures.

VI.	ADOPTION; AMENDMENTS

This Charter was adopted on July 20, 2005 by the Board, and amended by the Compensation Committee for recommendation to the Board for approval and ratification on each of January 10, 2007, February 14, 2007 and March 10, 2008.

TRADESTATION GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

June 12, 2008

The shareholder(s) hereby appoint(s) Salomon Sredni and Marc J. Stone, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TradeStation Group, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on June 12, 2008, and any adjournment or postponement thereof, at the Renaissance Fort Lauderdale-Plantation Hotel, 1230 South Pine Island Road, Plantation, Florida 33324.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TRADESTATION GROUP, INC. 8050 S.W. 10TH ST PLANTATION, FL 33324

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by TradeStation Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TradeStation Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TRSTG1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRADESTATION GROUP, INC. Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
__________________________________
1. Election of Directors:		☐	☐	☐

NOMINEES:

01) Ralph L. Cruz	05) Stephen C. Richards
02) William R. Cruz	06) Salomon Sredni
03) Denise Dickins	07) Charles F. Wright
04) Michael W. Fipps

Vote On Proposal	For	Against	Abstain

2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008	☐	☐	☐

3. In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this Proxy will be voted as specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1 AND 2. THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE YOUR SHARES VOTED.

NOTE:          Please sign exactly as your name or names appear(s) on this

                      Proxy. When shares are held jointly, each holder must sign.

                      When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TRADESTATION GROUP, INC.

TradeStation Building

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Telephone: (954) 652-7000

April 28, 2008

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention: Filing Desk

Re:	TradeStation Group, Inc. - Definitive Proxy Material

To Whom It May Concern:

On behalf of TradeStation Group, Inc. (the “Company”), and in accordance with Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, enclosed for electronic filing are definitive copies of a Proxy Statement and form of Proxy. The Company anticipates first disseminating the definitive proxy materials, together with its 2007 Annual Report, to its shareholders on or about April 30, 2008.

As permitted by Item 101(b) of Regulation S-T, the company has elected to file via Federal Express the seven (7) copies of the 2007 annual report of the company required to be filed with the Securities and Exchange Commission pursuant to Rule 14a-3(c) of Regulation 14A.

If you have any questions regarding the enclosed or otherwise, please contact the undersigned.

Very truly yours,

TradeStation Group, Inc.

By:	/s/ Marc J. Stone
Marc J. Stone General Counsel and Secretary

Enclosures